Exhibit 99.1

News Release

WESCO International, Inc. / Suite 700, 225 West Station Square Drive / Pittsburgh, PA 15219

WESCO International, Inc. Reports
First Quarter 2009 Results
•	Record first quarter free cash flow of $132 million, debt reduced by $98 million

•	Despite comparable sales decline of 15.7%, gross margins were stable and improving; sequentially up 30 basis points

•	New accounting standard added non-cash pre-tax interest expense on convertible debentures of $3.8 million, or $0.06 EPS

•	Severance related pre-tax charge of $2.2 million, or $0.04 EPS
PITTSBURGH, April 23, 2009 /PRNewswire-FirstCall/ — WESCO International, Inc. (NYSE: WCC), a leading provider of electrical MRO products, construction materials, and advanced integrated supply procurement outsourcing services, today announced its 2009 first quarter financial results.
Consolidated net sales for the first quarter of 2009 were $1,180 million compared with $1,465 million for the first quarter of 2008, a decrease of 19.5%. Consolidated sales decreased 15.7% when adjusted 1.6 pts. for one less work day and 2.2 pts. for the negative impact of foreign exchange. Gross margin for the quarter was 20.2%, improved by 30 basis points sequentially, and was equivalent to the comparable quarter in 2008. Operating income for the quarter, which includes a pre-tax charge of $2.2 million for severance, was $43.5 million versus $77.1 million in last year’s comparable quarter. Income from the retained 40% ownership in the January 2008 divestiture was $1.6 million versus $2.7 million in last year’s comparable quarter.
In the quarter, we implemented the new accounting standard for convertible debentures which added $3.8 million of non-cash interest expense which is included in our total interest expense of $12.5 million. The standard requires retrospective presentation in our financial statements. For the first quarter of 2008, revised total interest expense of $18.1 million included $3.6 million of non-cash interest in the convertible debentures. The overall reduction to interest expense in the first quarter of 2009, compared to the first quarter of 2008, was due to lower interest rates and reduced debt levels.
Net income for the first quarter was $23.3 million compared to $42.7 million for the comparable quarter in 2008. Diluted earnings per share for the quarter were $0.55 per share versus $0.97 per share in the first quarter of 2008.

Mr. John J. Engel, WESCO’s Senior Vice President and Chief Operating Officer, commented, “During the quarter, we experienced significant contraction in MRO demand and capital spending, particularly in the industrial and construction end markets. Our geographic and industry coverage is highly diverse, and all end markets, with the exception of sales to the government, were down. Frequent discussions with key supplier partners indicate that our performance is better than the overall market. In response to the challenging end market conditions, a series of sales and marketing initiatives are being aggressively pursued with our customers to reduce their supply chain costs and improve overall productivity. We are pleased with our pricing and expense management disciplines in this highly competitive pricing environment and are continuing to find ways to add value to our customers. Dedicated resources have been put in place targeting attractive end markets including healthcare, education, data centers and various government markets. We also made investments in new initiatives to track and respond to government stimulus plan opportunities.”
Mr. Stephen A. Van Oss, WESCO’s Senior Vice President and Chief Financial and Administrative Officer, stated, “Our overall performance was adversely affected by weak market conditions and despite the challenges brought on by lower revenues, we have successfully focused on increasing gross margins, continuing aggressive cost reduction actions and tightly managing our working capital. Our gross margin performance improved sequentially despite lower commodity prices reflecting ongoing initiatives to improve margins across the company. The cost reduction actions we have taken in the last two quarters have resulted in on-going annual savings approximately of $60 million. Included in the current quarter expenses were $2.2 million of charges incurred related to the severance actions taken during the quarter. We will further continue reduction actions in the second quarter as we work to better align our cost structure to a lower level of sales activity. At this stage, we have identified actions that will result in excess of $22 million of additional annualized savings. “
Mr. Van Oss continued, “Last week we announced a renewal of our Accounts Receivable Securitization financing at our targeted level of $400 million. This three-year financing, along with our $375 million inventory revolver maturing in November 2013, provides ample availability of credit over an extended period of time. We generated record first quarter free cash flow of $132 million that was directed toward debt reduction. Our liquidity is strong at $365 million as of the end of March. With our free cash flow generation, low cost of debt and available debt capacity, we are very confident in our ability to service our financing needs in the foreseeable future.”
Mr. Roy W. Haley, WESCO’s Chairman and Chief Executive Officer, stated, “We, like many other companies, are responding to industry-wide sales declines that are greater than anything seen in a couple of decades. Our WESCO team is confronting the extraordinary challenges presented by this economic downturn, and I could not be more proud of how they are responding. We are exploring new market opportunities, investing in our people and service capabilities in preparation for an eventual economic upturn and putting increased focus on the daily execution of the details of our business which will translate into longer term product gains. We believe in our value proposition to our customers, we are partnered with world class suppliers and our employees are more committed than ever to come out of this recession in a stronger position.”
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Teleconference
WESCO will conduct a teleconference to discuss the first quarter earnings as described in this News Release on Thursday, April 23, 2009, at 11:00 a.m. E.D.T. The conference call will be broadcast live over the Internet and can be accessed from the Company’s website at http://www.wesco.com. The conference call will be archived on this Internet site for seven days.
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WESCO International, Inc. (NYSE: WCC) is a publicly traded Fortune 500 holding company, headquartered in Pittsburgh, Pennsylvania, whose primary operating entity is WESCO Distribution, Inc. WESCO Distribution is a leading distributor of electrical construction products and electrical and industrial maintenance, repair and operating (MRO) supplies, and is the nation’s largest provider of integrated supply services. 2008 annual sales were approximately $6.1 billion. The Company employs approximately 6,800 people, maintains relationships with over 23,000 suppliers, and serves more than 115,000 customers worldwide. Major markets include commercial and industrial firms, contractors, government agencies, educational institutions, telecommunications businesses and utilities. WESCO operates seven fully automated distribution centers and approximately 400 full-service branches in North America and select international markets, providing a local presence for area customers and a global network to serve multi-location businesses and multi-national corporations.
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The matters discussed herein may contain forward-looking statements that are subject to certain risks and uncertainties that could cause actual results to differ materially from expectations. Certain of these risks are set forth in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008, as well as the Company’s other reports filed with the Securities and Exchange Commission.
Contact: Stephen A. Van Oss, Senior Vice President and
Chief Financial and Administrative Officer
WESCO International, Inc. (412) 454-2271, Fax: (412) 454-2477
http://www.wesco.com

WESCO INTERNATIONAL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(dollar amounts in millions, except per share amounts)
(Unaudited)

	Three Months		Three Months
	Ended		Ended
	March 31, 2009(1)		March 31, 2008(1) (2)

Net sales	$1,179.6		$1,465.2
Cost of goods sold (excluding depreciation and amortization below)	941.4	79.8%	1,169.6	79.8%
Selling, general and administrative expenses	187.5	15.9%	211.6	14.4%
Depreciation and amortization	7.2		6.9

Income from operations	43.5	3.7%	77.1	5.3%
Interest expense, net	12.5		18.1
Other (income) expense	(1.6)		(2.7)

Income before income taxes	32.6	2.8%	61.7	4.2%
Provision for income taxes	9.3		19.0

Net income	$23.3	2.0%	$42.7	2.9%

Diluted earnings per common share	$0.55		$0.97
Weighted average common shares outstanding and common share equivalents used in computing diluted earnings per share (in millions)	42.6		44.0

(1)	See Exhibit A for footnote detail regarding the new accounting standard for the convertible debentures.

(2)	Balances have been revised to reflect retrospective implementation of the new accounting standard for the convertible debentures.

WESCO INTERNATIONAL, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(dollar amounts in millions)
(Unaudited)

	March 31,	December 31,
	2009(2)	2008(1) (2)
Assets
Current Assets
Cash and cash equivalents	$105.1	$86.3
Trade accounts receivable	687.8	791.4
Inventories, net	561.1	605.7
Other current assets	78.9	74.3

Total current assets	1,432.9	1,557.7
Other assets	1,139.8	1,162.1

Total assets	$2,572.7	$2,719.8

Liabilities and Stockholders’ Equity
Current Liabilities
Accounts payable	$524.3	$571.8
Other current liabilities	352.6	434.2

Total current liabilities	876.9	1,006.0
Long-term debt	757.2	801.4
Other noncurrent liabilities	162.9	157.3

Total liabilities	1,797.0	1,964.7
Stockholders’ Equity
Total stockholders’ equity	775.7	755.1

Total liabilities and stockholders’ equity	$2,572.7	$2,719.8

(1)	Balances have been revised to reflect retrospective implementation of the new accounting standard for the convertible debentures.

(2)	See Exhibit B for footnote detail regarding the new accounting standard for the convertible debentures.

WESCO INTERNATIONAL, INC.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(dollar amounts in thousands)
(Unaudited)

	Twelve Months	Twelve Months
	Ended	Ended
	March 31, 2009(1)	December 31, 2008(1)

Financial Leverage:
Income from operations	$312,125	$345,667
Depreciation and amortization	26,955	26,731

EBITDA	$339,080	$372,398

Short-term debt	$245,000	$295,000
Current debt	3,847	3,823
Long-term debt	757,201	801,427
Debt discount	36,655	40,501

Total debt	$1,042,703	$1,140,751

Financial leverage ratio	3.1	3.1
Note: Financial leverage is provided by the Company as an indicator of capital structure position. Financial leverage is calculated by dividing total debt by the trailing twelve months earnings before interest, taxes, depreciation and amortization.

	Three Months	Three Months
	Ended	Ended
	March 31, 2009	March 31, 2008(1)
Free Cash Flow:
Cash flow provided by operations	$134.6	$92.0
Less: Capital expenditures	(2.8)	(11.3)

Free cash flow	$131.8	$80.7

Note: Free cash flow is provided by the Company as an additional liquidity measure. Capital expenditures are deducted from operating cash flow to determine free cash flow. Free cash flow is available to provide a source of funds for any of the Company’s financing needs.

(1)	Balances have been revised to reflect retrospective implementation of the new accounting standard for the convertible debentures.

WESCO INTERNATIONAL, INC.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES (CONTINUED)
(dollar amounts in millions)
(Unaudited)

	Three Months	Three Months
	Ended	Ended
	March 31, 2009	March 31, 2008

Gross Profit:
Net sales	$1,179.6	$1,465.2
Cost of goods sold (excluding depreciation and amortization)	941.4	1,169.6

Gross profit	$238.2	$295.6

Gross Margin	20.2%	20.2%
Note: Gross profit is provided by the Company as an additional financial measure. Gross profit is calculated by deducting cost of goods sold, excluding depreciation and amortization, from net sales. This amount represents a commonly used financial measure within the distribution industry. Gross Margin is calculated by dividing gross profit by net sales.

Exhibit A
On January 1, 2009, WESCO retrospectively implemented the provisions of FSP APB 14-1, Accounting for Convertible Debt Instruments That May Be Settled in Cash Upon Conversion (Including Partial Cash Settlement) (“FSP APB 14-1”), for its 2.625% Convertible Senior Debentures due 2025 (the “2025 Debentures”) and 1.75% Convertible Senior Debentures due 2026 (the “2026 Debentures”). Prior to the adoption of FSP APB 14-1, WESCO accounted for its convertible debt instruments as long-term debt. FSP APB 14-1 requires an issuer of certain convertible debt instruments to separately account for the liability and equity components of convertible debt instruments in a manner that reflects the issuer’s nonconvertible debt borrowing rate.
Interest expense for the 2025 and 2026 Debentures under the new accounting standard totaled $6.1 million and $5.9 million for the three months ended March 31, 2009 and 2008, respectively, of which $3.8 million and $3.6 million, respectively, was non-cash interest.
The following table provides the incremental effect of applying FAS APB 14-1 on individual line items in the 2008 consolidated income statement:

	Previously Reported	Revised
	Three Months Ended	Three Months Ended
	March 31,	March 31,
	2008	2008
Condensed Consolidated Statement of Income
Interest Expense, net	$14.6	$18.1
Income before income taxes	$65.2	$61.7
Provision for income taxes	$20.4	$19.0
Net Income	$44.8	$42.7
Earnings per share:
Diluted	$1.02	$0.97
Exhibit B
As previously mentioned, on January 1, 2009, WESCO retrospectively implemented the provisions of FSP APB 14-1 for its 2025 Debentures and 2026 Debentures. As of March 31, 2009 and December 31, 2008, $150 million in aggregate principal amount of the 2025 Debentures was outstanding and $300 million in aggregate principal amount of the 2026 Debentures was outstanding. As of March 31, 2009, the unamortized discount for the 2025 Debentures and 2026 Debentures was $6.9 million and $29.7 million, respectively. As of December 31, 2008, the unamortized discount for the 2025 Debentures and 2026 Debentures was $8.1 million and $32.4 million, respectively. The net carrying amounts of the liability components are classified as long-term debt in the consolidated balance sheets. As of March 31, 2009 and December 31, 2008, the aggregate equity component for the 2025 Debentures and 2026 Debentures totaled $12.3 million and $31.2 million, respectively.
WESCO recorded a deferred tax liability for the basis difference associated with the liability components. The initial recognition of deferred taxes was recorded as an adjustment to additional capital. In subsequent periods, the deferred tax liability is reduced and a deferred tax benefit is recognized in earnings as the debt discount is amortized to pre-tax income.
The following table provides the incremental effect of applying FAS APB 14-1 on individual line items in the 2008 consolidated balance sheet:

	Previously Reported	Revised
	December 31,	December 31,
	2008	2008
Condensed Consolidated Balance Sheet
Other assets	$1,163.3	$1,162.1
Total assets	$2,721.0	$2,719.8
Long-term debt	$841.9	$801.4
Other noncurrent liabilities	$141.0	$157.3
Total liabilities	$1,988.9	$1,964.7
Total stockholder’s equity	$732.0	$755.1
Total liabilities and stockholder’s equity	$2,721.0	$2,719.8